Exhibit 10.01

AMENDMENT TO STRATEGIC INVESTMENT AGREEMENT

THIS AMENDMENT TO STRATEGIC INVESTMENT AGREEMENT (the “Amendment”) dated as of January 11, 2010 (the “Amendment Effective Date”) between Stratus Media Group, Inc., a Nevada corporation (“the Company”), and ProElite, Inc., a New Jersey corporation (the “Company”):

A.        The Company and the Company entered into that certain Strategic Investment Agreement dated as of October 9, 2009 (the “Agreement”) pursuant to which PEI agreed to sell and the Company agreed to purchase shares of PEI’s preferred stock.  Defined terms not defined herein shall have the meanings ascribed to them in the Agreement.

B.        The Parties wish to amend the Agreement on the terms set forth below.

ARTICLE I.

AMENDMENT OF AGREEMENT

  1.1.  Article 5 is hereby amended by adding the following sections.

“Availability of Funds.  the Company currently has, readily available, and under its control on an unrestricted basis (except only those restrictions set forth on Schedule 4.1(i) hereto, which for clarity, are not conditions to Closing or to the Company’s obligations, but merely modifications to this representation) all funds necessary to perform its obligations under the Agreement and the Amendment to provide interim funding and make the payments contemplated by Section 5.9 and 5.10(b) of the Amendment, and not later than the Outside Date will have, readily available, and under its control on an unrestricted basis (except only those restrictions set forth on Schedule 4.1(i) hereto, which for clarity, are not conditions to Closing or the Company’s obligations, but merely modifications to this representation) all funds necessary to consummate the purchase of all of the Preferred Shares contemplated to be purchased hereby.”

  1.2.  Article 5 is hereby amended by adding the following sections.

“5.9      Interim Funding.  During the period between the Amendment Effective Date and the Closing, the Company shall continue to provide funding to PEI in accordance with the budget attached as Schedule A, it being acknowledged that, through the Amendment Effective Date, the Company has provided funding to PEI in the aggregate amount of $228,894.23.  All amounts so funded (the “Funded Payments”) shall be evidenced by promissory notes of PEI (each a “Note”) in the same form and having the same terms as the notes already issued to the Company in respect of advances of the Purchase Price.  Any Note shall be convertible, at the option of SMG1, into shares of Preferred Stock on a pro rata basis based on the conversion ratio set forth in the Series A Certificate of Designation.  To the extent applicable, the Funded Payments shall reduce the Closing Payments.

5.10      Management Change.

       (a)  The Company is delivering the following resignations and written consents, which shall be (and may state that they are) subject to the Company’s timely compliance with Section 5.10(b): (i) Charles Champion’s resignation as Chief Executive Officer of PEI and the appointment of William Kelly as President and Chief Operating Officer of PEI; and (ii) the election by the current members of the board of directors by written consent of Paul Feller, Glenn Golenberg and Douglas De Luca to PEI’s board of directors and the resignation of such current members.

       (b)  The Company shall promptly (but not later than the close of business on Friday, February 11, 2010):

           (i)  In satisfaction of PEI’s obligations to Charles Champion, pay to Mr. Champion $150,000 (the “Champion Payment”) as follows: $75,000 in cash and issuing to him restricted shares of the Company’s Common Stock valued at $2.30 per share.

          (ii)  Pay all amounts due as of the Amendment Effective Date pursuant to Section 5.9, and make the those portions of the “Closing Payments” to the persons specified in Section 5.6 of the Disclosure Schedule as specified on Schedule A.

       (c)  Notwithstanding Mr. Champion’s resignation, upon new board members being appointed under Section 5.10(a), prior to the Closing he (or his designee or designees) shall be vested with the sole authority to take, at Company expense, with the same authority and protection as if specifically instructed by the board of directors, all appropriate action on behalf of PEI to enforce PEI’s rights under the Agreement and Amendment, grant waivers thereunder or hereunder, execute any amendment to the Agreement or the Amendment on behalf of PEI and authorize any deliveries or other actions necessary for the Closing.”

5.11.     Credit to Purchase Price.  The Purchase Price payable at Closing shall be reduced by the aggregate amount of the Funded Payments, the Champion Payment, all amounts paid to Gumbiner Savett, Inc. with respect to the audit and review of PEI’s financial statements, and all amounts (not to exceed $231,525) paid to William Kelly or assumed by the Company in connection with the amount owed by PEI to Mr. Kelly.

  1.3.  The Company agrees acknowledges that all of the conditions to closing in Section 6.1, have been satisfied to date and agrees that, notwithstanding such conditions (other than the conditions in Section 6.1(f) and 6.1(d)(i),(ii), (iv), (v) and (vi), which shall continue to be conditions to Closing in accordance with their terms; provided, that 6.1(d)(iv), (v) and (vi) need only be satisfied as of the Amendment Effective Date in order for such conditions to be deemed satisfied for all purposes), the Company is unconditionally obligated to consummate the purchase and other transactions contemplated by the Agreement and this Amendment and pay the full Purchase Price (as may be adjusted by Sections 5.9 and 5.11) as provided in amended Section 7.1 of the Agreement (see section 1.4 of this Amendment below).  Additionally, the Company shall pay any additional amount required to purchase an extended discovery policy upon the Closing.

  1.4.  Section 7.1 of the Agreement is hereby amended in its entirety by inserting the following in lieu thereof.

“The completion of any transactions of purchase and sale contemplated by this Agreement (the “Closing”) shall take place at the offices of TroyGould PC, 1801 Century Park East, Suite 1600, Los Angeles, California 90067as soon as possible but in no event shall the Closing occur later than March 31, 2010 (the “Outside Date”) except that the Outside Date may be extended with approval of the Parties.  In the event that the Closing has not occurred by the Outside Date, or in the event of any other material breach hereof by the Company, then in addition to any other remedies available to PEI, on five business days notice, the Company shall cause the Company Designees to appoint the designees of PEI to PEI’s board of directors (the “Company Designees”) and the Company Designees shall resign.  The Company Designees shall be the individual(s) designated by Charles Champion.”

  1.5.  Section 9.1(b) of the Agreement is hereby amended by inserting the following in lieu thereof:

“(b) The Company, on the one hand, or the Company, on the other hand, if the Closing has not occurred by Outside Date because the non-terminating party has materially breached this Agreement and not cured such breach in a reasonable time; provided, the party purporting to terminate is not itself in material breach.”

1.7.      Paul Feller shall deliver to PEI, at the Amendment Effective Date, a guarantee of certain obligations in form and substance satisfactory to PEI.

1.8       In addition to its post-Closing obligations under Section 8.3, the Company shall also comply with such section prior to the Closing after the board and management changes contemplated by Section 5.10 have become effective.  In addition, those persons who are reasonably intended third party beneficiaries of the post-Closing obligations in Section 8.3 shall be deemed to have such status, notwithstanding anything contrary in the Agreement.

1.9       The Company may file this Amendment on Edgar.

ARTICLE II.

EFFECT OF AMENDMENT

Except as expressly provided herein, all of the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the Parties have executed this Amendment effective as of the Amendment Effective Date.

PROELITE, INC.

By:	/s/ Charles Champion
Name: Charles Champion
Title: Chief Executive Officer

STRATUS MEDIA GROUP, INC.

By:	/s/ Paul Feller
Name: Paul Feller
Title: President